EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

     This Agreement is effective March 30, 1998, by and between Breda Telephone Corporation, an Iowa corporation, hereinafter referred to as "Breda", and Jane Morlok, hereinafter referred to as "Jane".

     Breda desires to employ Jane to devote her full-time to the business of the corporation, and Jane desires to be so employed.

     The parties agree as follows:

     1. Employment. Breda agrees to employ Jane, and Jane agrees to be so employed, in the capacity of Chief Financial Officer and Co-Manager. Employment shall be for a term of two (2) years, effective as of March 30, 1998, and terminating March 30, 2000.

     2. Time and Efforts. Jane shall diligently and conscientiously devote her full and exclusive time and attention and best efforts in discharging her duties as Breda's Chief Financial Officer and Co-Manager.

     3. Board of Directors. Jane shall at all times discharge her duties in consultation with, and under the supervision of, Breda's Board of Directors.

     4. Compensation. Breda shall pay to Jane as compensation for her services the sum of Fifty-five Thousand Dollars ($55,000.00) on an annual basis. The Board of Directors, after six (6) months, shall review Jane's performance and her salary.

     5. Benefits. Breda shall provide the following benefits to Jane:

          a. Health Insurance. 80/20 coverage with 100% hospitalization coverage. Breda will pay the premium for family insurance coverage. Jane will be responsible for paying the $250.00 deductible and $100.00 deductible for dental care, eye care, and drug card.

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          b.   Life Insurance.  Breda will provide life insurance coverage in an amount equal to one times Jane's yearly salary.

          c. Disability Insurance. Breda will provide long term disability coverage as outlined by NTCA.

          d. Retirement. Contributions to a retirement fund will be made by Breda in an amount equal to 8.6% of Jane's yearly salary, and Jane will contribute 3.0% of her yearly salary to said fund.

          e. Pre-Retirement Death Benefit. Breda will provide Pre-Retirement Death Benefit to Jane as contained in the NTCA package.

          f. Clothing Allowance. Breda will provide Jane with a $300.00 clothing allowance during her first year of employment with the company, and $150.00 per year for every year of employment thereafter.

          g.   Free local telephone service.

          h.   Free basic cable service if living in a town served by Breda.

     6. Expenses. Breda shall reimburse Jane for all reasonable and necessary expenses incurred in carrying out her duties under this agreement. Jane shall present to Breda from time to time an itemized account of such expenses in the form required by Breda.

     7. Disability. In the event any illness or accident renders Jane totally disabled, Breda's obligation under this agreement shall terminate thirteen (13) weeks after the determination of total disability.

     8. Disclosure of Information. Jane acknowledges that the financial affairs of the company, the location and condition of the plant and facilities, Breda's future plans, sales methods, pricing and costs, as well as information pertaining to Breda's customers, including, but not limited to, identity, location, service requirements, and charges to the customers are valuable, special, and unique assets of Breda's business. Jane shall not, during and after the term of her employment, disclosure Breda's financial affairs, location and condition of the plant and facilities, future plans, sales methods, pricing and costs, and information pertaining to Breda's customers, including, but not limited to, identity, location, service requirements, and charges to the customers to any person, firm, corporation, association, or any other entity, other than Shareholders of Breda who are entitled to said information, for any reason or purpose. In the event of Jane's breach or threatened breach of this paragraph, Breda shall be entitled to a preliminary restraining order and an injunction restraining and enjoining Jane from disclosing all or any part of this information. In addition to or in lieu of the

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above, Breda may pursue all other remedies available to Breda for such breach or threatened breach, including the recovery of damages from Jane.

     9. Trade Secrets and Confidential Information. During the term of this agreement, Jane may have access to and become familiar with various trade secrets and confidential information belonging to Breda, including, but not limited to, the documents and information referred to in paragraph 8 above. Jane acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by Breda. During this employment, and for thirty-six (36) months after such employment terminates for any reason, regardless of whether termination is initiated by Breda or by Jane, Jane agrees not to use, communicate, reveal, or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation, or entity, other than Breda, the Shareholders of Breda, or persons expressly designated by Breda, unless Jane is compelled to disclose such information by judicial process.

     10. Vacation. Jane shall be entitled to vacation of three (3) weeks per year during which her compensation shall be paid in full.

     11. Relocation Assistance. Breda would prefer that Jane relocate to either Breda or Carroll within the next two years. If Jane does relocate to Breda or Carroll, Breda would agree to pay reasonable expenses incurred in moving furniture, normal household goods, and personal belongings to the new location.

     12. Termination Without Cause. Breda may terminate this agreement at any time, without cause, by giving thirty (30) days written notice to Jane. In that event, if requested by Breda, Jane shall continue to render her services and shall be paid her regular compensation up to the date of termination. In addition, Jane shall be paid on the date of termination the severance allowance equal to the amount remaining to be paid under this contract.

     13. Termination for Cause. Breda may terminate this agreement for cause upon five (5) days written notice to Jane stating the reason for said termination. Matters which would be considered terminable for cause would include, but not be limited to:

          a.   Fraud or theft;

          b.   Falsifying records;

          c.   Refusal to carry out a specific order of the Board of Directors;

          d.   Abuse, discrimination, or harassment of another employee;

          e.   Unauthorized dissemination of records or information;

          f.   Divulging confidential information;

          g.   Possession of illegal drugs or weapons while on Breda property;

          h. Conviction of a crime, the nature of which would be calculated to render an employee undesirable as a co-manager and detrimental to the best interest of the company; and

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          i.   Using or possessing intoxicants or narcotics of any kind while on company premises or being at work under the influence of such substances.

     14. Arbitration. Should any dispute arise as to the interpretation of any term or provision of this agreement, or the termination of this agreement, or the termination of Jane's employment, the issue shall be decided by arbitration. The arbitration proceedings shall be conducted under the applicable rules of the State of Iowa. The decision of the arbitrator shall be final and binding on all parties. The arbitrator's fee and costs, including fees for records or transcripts, shall be borne equally by the parties.

     15. Governing Law. This agreement shall be construed and enforced in accordance with the laws of the State of Iowa.

     16. Entire Contract. This agreement constitutes the entire understanding and agreement between Breda and Jane with regard to all matters herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto. This agreement may be amended only in writing signed by the parties.

     17. Binding Effect. The provisions of this agreement shall be binding upon and endure to the benefit of both parties and their respective successors and assigns.


/s/ Jane Morlok                         /s/ Dean R.  Schettler
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Jane Morlok                             Dean R. Schettler, President
                                        Breda Telephone Corporation

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